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                                                                      EXHIBIT 11


                         COMPREHENSIVE CARE CORPORATION

                          Calculation of Loss Per Share


                                                                         YEAR ENDED MAY 31,
                                                  -------------------------------------------------------------
                                                   1997         1996          1995         1994          1993
                                                  -------      -------      --------      -------      --------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary and Fully Diluted:

Loss applicable to common stock:
  Net loss ..................................     $(2,828)     $(4,242)     $(11,533)     $(7,852)     $(11,600)
                                                  =======      =======      ========      =======      ========

Average number of shares of common stock and
  common stock equivalents ..................       3,088        2,654         2,257        2,199         2,196
                                                  =======      =======      ========      =======      ========

Loss per common and common equivalent share:
  Net loss ..................................     $ (0.92)     $ (1.60)     $  (5.11)     $ (3.57)     $  (5.28)
                                                  =======      =======      ========      =======      ========



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